Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-162021

July 9, 2012

Cabot Corporation

Pricing Term Sheet

$250,000,000 2.550% Notes due 2018

Issuer:	Cabot Corporation

Security Type:	Senior Unsecured Notes

Pricing Date:	July 9, 2012

Settlement Date:	July 12, 2012 (T+3)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2013

Denominations:	$2,000 x 1,000

Principal Amount:	US $250,000,000

Maturity:	January 15, 2018

Benchmark:	UST 0.750% due June 30, 2017

Benchmark Price/Yield:	100-19+ / 0.625%

Re-Offer Spread to Benchmark:	T+195 bps

Coupon:	2.550%

Price to Public:	99.872%

Yield to Maturity:	2.575%

Special Mandatory Redemption:	101%

Optional Redemption:	T+30 bps

Change of Control Triggering Event:	101%

CUSIP/ISIN:	127055 AJ0 / US127055AJ04

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc.

Senior Co-Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:	TD Securities (USA) LLC HSBC Securities (USA) Inc. RBS Securities Inc. U.S. Bancorp Investments, Inc.

$350,000,000 3.700% Notes due 2022

Issuer:	Cabot Corporation

Security Type:	Senior Unsecured Notes

Pricing Date:	July 9, 2012

Settlement Date:	July 12, 2012 (T+3)

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2013

Denominations:	$2,000 x 1,000

Principal Amount:	US $350,000,000

Maturity:	July 15, 2022

Benchmark:	UST 1.750% due May 15, 2022

Benchmark Price/Yield:	102-05 / 1.513%

Re-Offer Spread to Benchmark:	T+220 bps

Coupon:	3.700%

Price to Public:	99.892%

Yield to Maturity:	3.713%

Special Mandatory Redemption:	101%

Optional Redemption:	T+35 bps

Change of Control Triggering Event:	101%

CUSIP/ISIN:	127055 AH4 / US127055AH48

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc.

Senior Co-Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:	TD Securities (USA) LLC HSBC Securities (USA) Inc. RBS Securities Inc. U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Citigroup Global Markets Inc. toll-free at (877) 858-5407.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Cabot Corporation on July 9, 2012 relating to the prospectus dated September 21, 2009.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.